[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 17, 2013

Fiduciary/Claymore MLP Opportunity Fund 2455 Corporate West Drive Lisle, Illinois 60532

RE:	Fiduciary/Claymore MLP Opportunity Fund—
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Fiduciary/Claymore MLP Opportunity Fund, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the Registration Statement on Form N-2 (the “Registration Statement”) to be filed on the date hereof by the Trust with the Securities and Exchange Commission (the “Commission”).  The Registration Statement relates to the issuance and sale by the Trust of shares of the Trust’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion is being furnished in accordance with the requirements of sub paragraph (l) of item 25.2 of part C of Form N-2 under the Securities Act, and the Investment Company Act of 1940 (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)           the notification of registration on Form N-8A (File No. 888-21652) of the Trust filed with the Commission under the 1940 Act on October 12, 2004;

(ii)           the Registration Statement as proposed to be filed with the Commission as of the date hereof;

(iii)           a copy of the Trust’s Certificate of Trust, dated October 4, 2004, as certified by the Secretary of State of the State of Delaware;

(iv)           a copy of the Trust’s Agreement and Declaration of Trust, by the trustees of the Trust, dated October 4, 2004 (the “Declaration”), as certified by the Secretary of the Trust;

Fiduciary/Claymore MLP Opportunity Fund
May 17, 2013

(v)           a copy of the Trust’s Fourth Amended and Restated By-Laws, as currently in effect (the “By-Laws”), as certified by the Secretary of the Trust; and

(vi)           certain resolutions adopted by the Board of Trustees of the Trust (the “Board of Trustees”) on May 14, 2013 relating to the registration of the Common Shares and related matters, as certified by the Secretary of the Trust.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that if a holder of Common Shares requests a certificate representing such holder’s Common Shares, such certificate will have been signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Common Shares and registered by such transfer agent and registrar.

Members of our firm are admitted to the bar in the State of Delaware and we do not express any opinion as to any laws other than the DSTA.  The Common Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

With respect to any Common Shares to be offered by the Trust pursuant to the Registration Statement (the “Offered Common Shares”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement with respect to the Offered Common Shares has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder; (iii) if the Offered Common Shares are to be

Fiduciary/Claymore MLP Opportunity Fund
May 17, 2013

sold pursuant to a firm commitment underwritten offering, an underwriting agreement with respect to the Offered Common Shares has been duly authorized, executed and delivered by the Trust and the other parties thereto; (iv) the Board of Trustees, including any appropriate committee appointed thereby, and appropriate officers of the Trust have taken all necessary statutory trust action to approve the issuance of the Offered Common Shares, the consideration to be received therefor and related matters; (v) the terms of the issuance and sale of the Offered Common Shares have been duly established in conformity with the Declaration and the By-Laws so as not to violate any applicable law, the Declaration, as then in effect, or the By-Laws, as then in effect, or result in a default under or breach of any agreement or instrument binding upon the Trust, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Trust; and (vi) the Offered Common Shares have been delivered upon payment in full of the consideration payable with respect to the Offered Common Shares as determined by the Board of Trustees in accordance with applicable law, at a price per share not less than the per share par value of the Common Shares and as contemplated by any applicable underwriting agreement, the Offered Common Shares will be validly issued, fully paid and nonassessable (except as provided in the last sentence of Section 3.8 of the Declaration).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the captions “Legal Matters” and “General Information—Counsel and Independent Registered Public Accounting Firm” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP